Exhibit 3.1

APPENDIX A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CAPITAL BANCORP, INC.
The Articles of Incorporation of Capital Bancorp, Inc., a Maryland corporation (hereinafter called the “Corporation”) are hereby amended and restated in their entirety as follows:
ARTICLE I.        Name. The name of the Corporation is:
Capital Bancorp, Inc.
ARTICLE II.      Purpose. The purpose of the Corporation is to engage in any lawful act or business for which corporations may be formed under the Maryland General Corporation Law.
ARTICLE III.    Capital Stock.
A.Authorized Amount. The number of shares of stock of all classes which the Corporation shall have authority to issue is fifty million (50,000,000), forty-nine million (49,000,000) of which shall be Common Stock, par value $.01 per share, and one million (1,000,000) of which shall be preferred stock, par value $.01 per share, and the aggregate par value of all shares of all classes of stock is $500,000. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. A majority of the entire Board of Directors, without action by the stockholders, may amend this Article III to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.
B.Common Stock. Except as provided in this Article III (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.
C.Authority of Board to Fix Terms of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.
D.Treasury Stock. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.
ARTICLE IV.     Preemptive Rights. The holders of the capital stock of the Corporation shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the Corporation, whether now or hereafter authorized, except as the Board of Directors may specifically provide.
ARTICLE V.      Cumulative Voting. The holders of the capital stock of the Corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE VI.     Indemnification of Officers, Directors, Employees and Agents.
A.Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.
B.Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Maryland law.
C.Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of this Article VI may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.
D.Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
E.Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.
F.Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.
ARTICLE VII.     Registered Office. The address of the registered office of the Corporation in the State of Maryland is The Corporation Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202, Baltimore County. The name of the registered agent at that address is The Corporation Service Company.
ARTICLE VIII     Principal Office. The current address of the principal office of the Corporation is One Church Street, Suite 300, Rockville, Maryland 20850.
ARTICLE IX.      Directors.
A.Number. The number of directors constituting the entire board shall be not less than three (3) nor more than twenty-five (25), the exact number of which as may be fixed from time to time in accordance with the bylaws, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office.
B.Election. Directors shall be elected by the vote of a plurality of the votes cast in the election of directors, for which purpose unvoted shares and abstentions shall not be counted.
C.Classes. The Directors shall be divided into three classes with respect to the time for which they shall hold office. The Board of Directors shall identify and allocate the sitting directors equally or as nearly equal in number as reasonably possible among the classes. Directors of Class I shall hold office for one year or until the first annual meeting of stockholders following their election; Directors of Class II shall hold office for two years or until the second annual meeting of stockholders following their election; and Directors of Class III shall hold office for three years or until the third annual meeting of stockholders following their election; and in each case until their successors are elected and qualify. At each future annual meeting of stockholders, the successors to the Class of Directors whose term shall expire at that time shall be elected to hold office for a term of three years, so that the term of office of one Class of Directors shall expire in each year. The provisions of this Article IX may not be amended or modified unless such amendment or modification is authorized by the Board of Directors and approved by holders of 66.67% of the stock of the Corporation entitled to vote on the matter. As of the date hereof, the Directors of the Corporation are:
(1)Class I: Scot R. Browning and Joshua Bernstein;
(2)Class II: Edward F. Barry, Randall J. Levitt and Deborah Ratner-Salzberg; and
(3)Class III: Stephen N. Ashman, Steven J. Schwartz and James F. Whalen.
D.Vacancies. Any vacancy in the number of directors shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. The Board of Directors shall determine the class or classes for any increase or decrease in the number of directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.
E.Removal. Any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office without cause by an affirmative vote of not less than 66.67% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the directors whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Corporation. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting.
ARTICLE X.    Factors to be Considered in Certain Transactions.
A.In the event the Board of Directors shall evaluate a business combination or other offer of another party to make a tender or exchange offer for any equity security of the Corporation; merge or consolidate the Corporation with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation; engage in any transaction similar to, or having similar effects as, any of the foregoing (a “Business Combination”), the directors shall consider, among other things, the following factors: the effect of the Business Combination on the Corporation and its subsidiaries, and their respective stockholders, employees, customers and the communities which they serve; the timing of the proposed Business Combination; the risk that the proposed Business Combination will not be consummated; the reputation, management capability and performance history of the person proposing the Business Combination; the current market price of the Corporation’s capital stock; the relation of the price offered to the current value of the Corporation in a freely negotiated transaction and in relation to the directors’ estimate of the future value of the Corporation and its subsidiaries as an independent entity or entities; tax consequences of the Business Combination to the Corporation and its stockholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the Board of Directors in the discharge of their fiduciary responsibility to the Corporation and its stockholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the Corporation and its subsidiaries at the time of such proposed Business Combination.
B.No proposed transaction resulting in a Business Combination shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of sixty-six and two-thirds percent (66.67%) of the shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation’s Board of Directors, the affirmative vote of the holders of record of a majority of the shares of the capital stock of the Corporation entitled to vote on such matters shall be required.
ARTICLE XI.    Required Vote. Notwithstanding any provision of law requiring the authorization of any action by a greater proportion, an action by stockholders shall be valid and effective if authorized by the affirmative vote of a majority of all votes cast at any properly called meeting or adjourned meeting of stockholders at which a quorum is present, except as otherwise provided by these Articles of Incorporation or the Corporation’s Bylaws.
ARTICLE XII.    Amendment of Articles and Bylaws.

A.	Articles.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Except for Section A of Article III, which may be amended by the Board of Directors, no amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter approved by the holders of two-thirds of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

B.	Bylaws.
The Board of Directors or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

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